UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2020 (August 28, 2020)

BUSINESS DEVELOPMENT CORPORATION OF AMERICA

(Exact name of registrant as specified in its charter)

Maryland	814-00821	27-2614444
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

9 West 57th Street, Suite 4920
New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 588-6770

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: None.

Item 1.01	Entry into a Material Definitive Agreement.

On August 28, 2020, Business Development Corporation of America (the “Corporation”) refinanced the $575.0 million syndicated revolving credit facility that it had entered into through a wholly-owned, consolidated special purpose financing subsidiary, BDCA Funding I, LLC (“Funding I”), with Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent, and U.S. Bank National Association (“U.S. Bank”), as collateral agent, account bank and collateral custodian (the “Prior Wells Fargo Credit Facility”), with:

(i) a $300.0 million revolving credit facility with the Corporation, as collateral manager, Funding I, as borrower, the lenders party thereto, Wells Fargo, as administrative agent, and U.S. Bank, as collateral agent and collateral custodian (the “New Wells Fargo Credit Facility”); and

(ii) a $300.0 million revolving credit facility with BDCA 57th Street Funding, LLC, as borrower (“57th Street” and, together with Funding I, the “Financing Subsidiaries”), the Corporation, as portfolio manager, the lenders party thereto, U.S. Bank, as collateral agent, collateral administrator and securities intermediary, and JPMorgan Chase Bank, National Association, as administrative agent (the “JPM Credit Facility” and, together with the New Wells Fargo Credit Facility, the “New Credit Facilities”).

The New Wells Fargo Credit Facility provides for borrowings through August 28, 2023, and any amounts borrowed under the New Wells Fargo Credit Facility will mature on August 28, 2025. The New Wells Fargo Credit Facility is priced at three-month LIBOR, with a LIBOR floor of zero, plus a spread calculated based upon the composition of loans in the collateral pool, which will not exceed 2.75% per annum. Interest is payable quarterly in arrears. Funding I will be subject to a non-usage fee to the extent the commitments available under the New Wells Fargo Credit Facility have not been borrowed. Funding I paid a structuring fee and incurred other customary costs and expenses in connection with the New Wells Fargo Credit Facility.

The JPM Credit Facility provides for borrowings through August 28, 2023, and any amounts borrowed under the JPM Credit Facility will mature on August 28, 2023 unless the administrative agent exercises its option to extend the maturity date to August 28, 2024. The JPM Credit Facility is priced at three-month LIBOR, with a LIBOR floor of zero, plus a spread of 2.75% per annum. Interest is payable quarterly in arrears. 57th Street will be subject to a non-usage fee to the extent the commitments available under the JPM Credit Facility have not been borrowed. 57th Street paid a structuring fee and incurred other customary costs and expenses in connection with the JPM Credit Facility.

Each Financing Subsidiary’s obligations under the New Credit Facilities are secured by a first priority security interest in substantially all of the assets of such Financing Subsidiary, including its portfolio of investments and the Corporation’s equity interest in such Financing Subsidiary. The obligations of each Financing Subsidiary under the New Credit Facilities are non-recourse to the Corporation.

In connection with the New Credit Facilities, the Corporation and each Financing Subsidiary have made certain representations and warranties and are required to comply with various covenants and other customary requirements. Each New Credit Facility contains customary default provisions pursuant to which the administrative agent and the lenders under the New Credit Facilities may terminate the Corporation in its capacity as collateral manager/portfolio manager under such New Credit Facility. Upon the occurrence of an event of default under a New Credit Facility, the administrative agent or the lenders may declare the outstanding advances and all other obligations under such New Credit Facility immediately due and payable.

Borrowings of each Financing Subsidiary will be considered borrowings of the Corporation for purposes of complying with the asset coverage requirements under the Investment Company Act of 1940, as amended.

The foregoing descriptions of the New Credit Facilities and related agreements as set forth in this Item 1.01 are summaries only and are each qualified in all respects by the provisions of such agreements, copies of which are attached hereto as Exhibits 10.1 through 10.4 and are incorporated by reference herein.

Item 1.02	Termination of a Material Definitive Agreement.

The information required by Item 1.02 contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Loan and Security Agreement, dated as of August 28, 2020, among BDCA 57th Street Funding, LLC, as Borrower, the Corporation, as Portfolio Manager, the Lenders party thereto, U.S. Bank National Association, as Collateral Agent, Collateral Administrator and Securities Intermediary, and JPMorgan Chase Bank, National Association, as Administrative Agent.

10.2	Loan and Servicing Agreement, dated as of August 28, 2020, among BDCA Funding I, LLC, as the Borrower, the Corporation, as the Collateral Manager, each of the Lenders from time to time party thereto, Wells Fargo Bank, National Association, as the Administrative Agent, and U.S. Bank National Association, as the Collateral Agent and as the Collateral Custodian.

10.3	Sale Agreement, dated as of August 28, 2020, between 57th Street Funding, LLC and the Corporation.

10.4	Purchase and Sale Agreement, dated as of August 28, 2020, between the Corporation and BDCA Funding I, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUSINESS DEVELOPMENT CORPORATION OF AMERICA

Date: September 3, 2020	By:	/s/ Nina K. Baryski
Name: Nina K. Baryski
Title: Chief Financial Officer and Treasurer